TRINITY MEDICAL GROUP USA, INC.
                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of this 5th day of September, 2000 by and between GARY E. WILSON, residing at 31842 Camino Del Cielo, Trabuco Canyon, CA 92679 ("Executive"), and TRINITY MEDICAL GROUP USA, INC., a Florida corporation, with offices at 3753 Howard Hughes Parkway, Las Vegas, Nevada 89109 with an executive office at 55 Shaver Street, Suite 320, SanRafael, CA 94901 (the "Company"), for the purpose of setting forth the terms and conditions of Executive's employment by the Company and to protect the Company's knowledge, expertise, customer relationships and the confidential information the Company has developed regarding clients, customers, shareholders, option holders, employees, products, business operations and services. As of the Effective Date, this Agreement supersedes any prior understandings or agreements between Executive and the Company or any of the Company's subsidiaries or affiliates.

     The Board desires to provide for the employment of Executive with the Company which the Board has determined will reinforce and encourage the attention and dedication to the Company of Executive as a member of the Company's management, in the best interest of the Company and its shareholders. Executive is willing to commit himself to serve the Company, on the terms and conditions herein provided, although this Agreement may be amended at any time by written agreement among the parties.

     In order to effect the foregoing, the Company and Executive wish to enter into an employment agreement on the terms and conditions set forth below. In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   TIME AND EFFORTS

     1.1 Executive shall be employed as the Company's Executive Vice President - Finance, Treasurer, and Chief Financial Officer and shall devote his full-time attention to the duties and responsibilities of Executive Vice President - Finance, Treasurer, and Chief Financial Officer in furtherance of the Company's business. Subject to consultation with, and the directions of, the Audit Committee (when such committee is formed) or the Chief Executive Officer, as the case may be, Executive shall have full responsibility for, and authority over, all financial, internal control, accounting, budgeting and financial planning matters of the Company. Executive shall have custody of the books, records and assets of the Company and shall be responsible for the systems, procedures and record keeping with respect to such item. The Company controller, when obtained, or person performing such function, internal auditors or persons performing such function and all financial and accounting personnel shall report directly or indirectly to Executive, Subject to the right of the Company's independent auditors to consult directly with the Audit Committee, Executive shall have primary responsibility for the Company's interactions with its independent auditors.

     1.2 In the performance of all of his responsibilities hereunder, Executive shall comply with, to the best of his abilities and within legality, all of the Company's policies, rules, and regulations applicable to its officers and employees generally and its Executive Vice President - Finance, Treasurer, and Chief Financial Officer specifically. Executive shall report to the Audit Committee of the Board of Directors (when such committee is formed) and/or directly to the President and Chief Executive Officer of the Company if so determined by resolution of the Board of Directors.

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     1.3 Executive shall be a member of the Company's Executive Committee, if and when such committee is formed, during the Term of this Agreement (as defined in Section 2 below).

     1.4 Without the prior express authorization of the Board, Executive shall not, directly or indirectly, during the Term of this Agreement engage in any activity competitive with or adverse to the Company's business, whether alone, as a partner or independent contractor, or as an officer, director, or employee of any other corporation. This Agreement shall not be interpreted to prohibit Executive from making passive personal investments, conducting private business affairs, or engaging in educational or charitable activities, if those activities do not materially interfere with the services required hereunder. Subject to the reasonable prior approval of the Board, Executive may act as a director of any profit or non-profit corporation or other business entity, if such activity is not inconsistent with the business of the Company.

     1.5 Executive represents and warrants to the Company that (i) Executive is not a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity other than the agreement which exists between Executive and his current employer, which will expire upon his last day of employment with said employer, estimated to be September 22, 2000; and (ii) Executive is subject to no restraint, limitation or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair Executive's right or ability to enter the employ of the Company or to perform fully his duties and obligations pursuant to this Agreement.

     1.6 Without first obtaining the written permission of the Board in each instance, Executive will not authorize or permit the Company to engage the services, of, or engage in any business activity with, or provide any financial or other benefit to, any affiliate of Executive. The phrase "affiliate of Executive" as used in this Agreement shall mean and include Executive's family by blood or marriage (including, without limitation, parents, spouse, siblings, children and in-laws), and any business or business entity which is directly or indirectly owned or controlled by Executive or any member of Executive's family or in which Executive or any member of Executive's family has any direct or indirect financial interest whatsoever.

2.   TERM

     The initial Term of this Agreement is from September 5, 2000 (the "Effective Date") until September 5, 2002; however on each anniversary of the Effective Date, this Agreement shall be automatically renewed for a new two-year Term from such anniversary date unless the Company notifies Executive in writing 90 days prior to the anniversary of the Effective Date that the Company will not be renewing this Agreement on the next anniversary of the Effective Date, or unless sooner terminated pursuant to Section 3. References hereinafter to the "Term" of this Agreement shall refer to both the initial term and any extended term of Executive's employment hereunder.

3.   TERMINATION

     This Agreement shall be terminated upon the happening of any of the following events:

     3.1 Upon the death of Executive.

     3.2 Whenever the Company and Executive shall mutually agree to termination.

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     3.3 At the option of the Company, upon written notice by the Company to
Executive, for Cause. "Cause" shall exist for such termination if Executive (i) pleads or is found guilty of a felony involving an act of dishonesty or moral turpitude by a court of competent jurisdiction; (ii) has engaged in serious misconduct; (iii) has made any material misrepresentation or omission to the Company under Section 1.5 hereof; (iv) has committed an unexcused material breach of his duty in the course of Executive's employment; (v) has been guilty of habitual neglect of his duties; (vi) has usurped a corporate opportunity, is guilty of fraudulent embezzlement of property or funds of the Company, or committed any act of fraud or intentional misrepresentation moral turpitude, dishonesty or other misconduct that would constitute a felony; (vii) has committed a material, unexcused breach of this Agreement, (viii) found to have misrepresented any representations in qualifications and work history, or (ix) proven to be negligent of duties and/or proven to lack competency with respect to primary job responsibilities, by regulatory agency or by applicable governing bodies within the Accounting Profession.

  3.4 The Company may terminate Executive's employment under this Agreement at any time without Cause, subject to provisions for payment of compensation as specified under Section 6.5 of this Agreement.

     3.5 At the option of Executive, upon 90 days written notice by Executive to the Company.

     3.6 If as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of one month, and within 30 days after written notice of termination is given (which may occur before or after the end of such three-month period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive's employment hereunder.

     3.7 Upon the expiration of the Term of this Agreement, or any extension or renewal thereof.

4.   COMPANY'S AUTHORITY

     Executive agrees to observe and comply with the reasonable rules and regulations of Company as adopted by the Board of Directors of the Company or committee of the Board of Directors respecting performance of Executive's duties and to carry out and perform orders, directions, and policies of Company as they may be, from time-to-time, stated to Executive either verbally or in writing.

5.   VACATION

     During each calendar year of the Term of this Agreement, Executive shall be entitled four weeks of paid vacation, earned ratably over the Term of each calendar year during the Term of this Agreement, except in first year of employment whereby five days of the total entitled vacation will be considered immediately earned upon signing of this Agreement. Executive shall be entitled to receive payment for accrued vacation not taken during each calendar year during the Term of this Agreement or may accrue such vacation for use in a subsequent calendar year; however Executive shall be subject to a maximum of six weeks of accrued vacation.

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6.   CURRENT COMPENSATION

     6.1 ANNUAL SALARY. For all services rendered by Executive under this Agreement, the Company shall pay or cause to be paid to Executive, and Executive shall accept the annual Salary and Incentive Compensation all in accordance with the subject to the terms of this Agreement. For purposes of this Agreement, the term "Compensation" shall mean the Annual Salary and Incentive Compensation. Executive shall be entitled to receive as current compensation an annual salary in an amount of not less than $160,000 per annum, subject to annual cost of living increases (hereinafter referred to as the "Annual Salary"). References in this Agreement to "annual" or "per annum" or "Annual" and similar phrases shall mean the twelve-month period commencing on September 5th of each year during the Term of this Agreement unless otherwise indicated. Within 30 days of execution of this Agreement, the Company shall escrow the Executive's first year annual base compensation of $160,000. This amount shall be restricted for only the purpose of funding the Executive's first year minimum Annual Salary amount. The Executive shall also be entitled to an additional 1 months compensation during his first year of employment with the Company, based upon an annual salary of $160,000, payable on his first day of employment with the Company.

     6.2 INCENTIVE COMPENSATION. In addition, Executive shall be entitled to annual Incentive Compensation as dictated by the Compensation Committee of the Board of Directors, when such committee is formed. The minimum incentive compensation under this agreement shall be, however, equal to 10 (ten) percent of Executive's annual base compensation of $160,000 or subsequently adjusted annual base compensation amount.

     6.3 401(K) PLAN. Executive shall be entitled to participate in the Company's 401(k) or other similar retirement benefit plan or Executive Deferral Plan when such plan is created.

     6.4 PAYMENTS OF CURRENT COMPENSATION. The payment of Executive's Annual Salary shall be made in semi-monthly installments on the then prevailing paydays of the Company. Any payment for Incentive Compensation will be made as dictated by the Compensation Committee of the Board of Directors, when such committee is formed, but subject to minimum incentive compensation as specified in 6.2, and payment will be made in one lump sum concurrently with payments made to others in senior management. Incentive Compensation payment, however, must be made on or before the March 15th which follows each calendar year during the term of this Agreement. All payments are subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to an employee.

     6.5 PAYMENT OF COMPENSATION ON TERMINATION.

     6.5.1 Upon termination of Executive's employment by the Company prior to the expiration of this Agreement, if such termination is pursuant to Section 3.1, 3.2, 3.5, 3.6, or 3.7 hereof, Executive shall be entitled to any Annual Salary and vacation accrued but unpaid through the date of termination of employment, payable on the date of termination and to the Executive, the estate of Executive or to the benefit of his heirs.

     6.5.2 Upon termination of Executive's employment prior to the expiration of this Agreement, if such termination is pursuant to Section 3.4 hereof, Executive shall be entitled to any Annual Salary, incentive compensation, and vacation accrued but unpaid through the date of termination of employment, payable on the date of termination, and payments of Annual Salary and incentive compensation for the number of months remaining in the Term of this Agreement prior to such

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termination, payable in semi-monthly installments on the then prevailing pay days of the Company to the Executive, the estate of Executive or to the benefit of his heirs, for such number of months. Executive shall have no obligation to mitigate his damages.

7.   DETERMINATION OF DISABILITY; PAYMENT OF DISABILITY INSURANCE PREMIUMS

     7.1 In the event Executive's disability, as defined in Section 3.6, is in question, and after written request by the Company, Executive refuses to be examined by his regularly attending physician or if the regularly attending physician fails to submit a report within 30 days after the examination has been requested by the Company, the determination of disability shall be made by the Company.

     7.2 In addition to the disability benefits available to all executive employees of the Company, the Company agrees to pay the monthly premiums on Executive's existing long-term disability policy with UNUM (or similar insurance carrier) during the Term of this Agreement or to pay the premiums related to a similar long-term disability policy in the event Executive's current policy is unable to carry over from his current employer. In the event of Executive's disability, as defined in Section 3.6, Executive shall be entitled to receive all of the benefits of such existing long-term disability policy with UNUM in addition to any other disability benefits payable to him under any policy maintained by the Company.

8.   MISCELLANEOUS BENEFITS

     8.1 MEDICAL INSURANCE. Executive and his family shall be entitled to participate in any medical, dental, vision, life, long-term disability, other insurance or employee benefit program instituted or maintained by the Company for the benefit of its executive employees. If no such insurance or employee benefit program exists, the Company shall pay the future premiums related to Executive's current insurance policies that will carryover under COBRA from Executive's current employer.

     8.2 PAYMENT OF BENEFITS ON TERMINATION OF EMPLOYMENT WITHOUT CAUSE. If Executive's employment with the Company is terminated without cause, the Company agrees that Executive shall be entitled to continued compensation as if Executive were still actively employed by the Company, for the remainder of the Term of this Agreement. If applicable law or the terms and conditions of such plans do not permit Executive to be covered with respect to any benefit under this Agreement as if Executive were still actively employed by the Company, the Company agrees to pay Executive an amount equal to what the Company would have paid to maintain such benefits if Executive were still employed by the Company for the remainder of the Term of this Agreement.

     8.3 BUSINESS EXPENSES. Executive shall be reimbursed for all reasonable expenses incurred by Executive in connection with Executive's attendance of business meetings and promotion of Company business upon presentation by Executive to the Company of an expense report and adequate records or other documentation substantiating the expenditures, not less frequently than monthly. Any such amounts disallowed as a business expense for federal or state income tax purposes shall be deemed additional salary to Executive. The fact that the Company may not reimburse Executive for an expense is not an indication that the Company determined that the expense was not incurred on its behalf or in connection with the Company's business.

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     8.4 LIFE INSURANCE AND UMBRELLA PERSONAL LIABILITY INSURANCE. During the
Term of this Agreement, the Company shall pay for and maintain on a continuous basis, life insurance in the amount of $500,000 on the life of Executive naming Executive's spouse or estate as beneficiary. During the Term of this Agreement, the Company shall pay for and maintain on a continuous basis, umbrella personal liability insurance for the benefit of the Executive in the amount of $2,000,000.

     8.5 ADDITIONAL BENEFITS. Executive shall be entitled to participate in all programs, rights and benefits for which executive is otherwise entitled to any bonus plan, incentive plan, participation plan or extra compensation plan, pension plan, profit sharing plan, life, medical, dental, disability or other insurance plan or policy or other plan or benefit the Company may provide for senior executives or for employees of the Company generally from time to time in effect during the term of this Agreement. For the avoidance of doubt, the rights granted or afforded to Executive under any such plans shall be not less than the most favorable rights and highest amounts granted to employees of similar or lower position with the Company and on terms at least as favorable.

9.   RESTRICTIVE COVENANTS

     9.1 CONFIDENTIAL INFORMATION. Executive acknowledges that in his employment hereunder he occupies a position of trust and confidence. During the Term, and thereafter in accordance with the provisions of this Agreement, Executive shall not, except as may be required to perform his duties hereunder as required by applicable law or to defend or absolve himself from any and all lawsuits that may be brought against him in his conduct of Company duties and except for information which is or becomes publicly available other than as a result of a breach by Executive of the provisions hereof, disclose to others or use, whether directly or indirectly, any Confidential Information. Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective suppliers, clients and customers that is not disclosed by the Company for financial reporting purposes and that was learned by Executive in the course of his employment hereunder, including (without limitation) proprietary knowledge, trade secrets, market research, data, formulae, information and supplier, client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment, or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or any of its subsidiaries affiliates or prepared by Executive during the Term of his employment by the Company. The obligations hereof shall not apply to any information which is or becomes public or in the public domain by action of the Company or through no fault of Executive.

     9.2 BUSINESS DIVERSION. During the term and for 30 months thereafter, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert their business to any competitor of the Company.

     9.3 NON-SOLICITATION. Executive recognizes that he will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to, among other things, their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with suppliers and customers of the Company. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company, and will be acquired by him because of his business position with the

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Company. Executive agrees that, during the Term and for 12 months thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company, its subsidiaries or affiliates for the purpose of being employed by him or by any other person on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company, its subsidiaries or affiliates to any other person.

     9.4 If Executive breaches, or threatens to commit a breach of, any of the provisions of Section 9 (the "Restrictive Covenants"), the Company and its subsidiaries shall have the right to the following:

          9.4.1 SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries and that money damages would not provide an adequate remedy to the Company or its subsidiaries.

          9.4.2 ACCOUNTING. The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction constituting a breach of the Restrictive Covenants.

          9.4.3 SEVERABILITY OF RESTRICTIVE COVENANTS. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines at any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid provisions.

          9.4.4 BLUE PENCILING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope or such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall not be enforceable.

          9.4.5 ENFORCEABILITY OF JURISDICTIONS. The obligations in this Section 9 shall survive the termination of Executive's employment or expiration of this Agreement and shall be fully enforceable thereafter. Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent Restrictive Covenants.

10.  STOCK AND OPTION AWARDS

     Executive shall be granted non-statutory stock options to purchase and aggregate of 50,000 shares of Common Stock of the Company at the lower of an exercise price of $4.00 per share or

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the close price of the Company's common stock as of the date of this agreement, with the following vesting schedule:

-        October 1, 2000, 10,000 options shall vest
- After each financial quarter close beginning December 31, 2000 through June 30, 2001, 10,000 options shall vest
- September 5, 2001, the balance of the 50,000 shares described above, specifically 10,000 options shall vest.

In addition, in connection with this Agreement, Executive shall be granted 50,000 incentive stock options, if so available under a future stock option plan, each subsequent one year anniversary date from the effective date. Such options shall have an exercise price equal to the fair value of the Company's common stock at the date of grant and vest ratably over three years on each anniversary of the Effective Date commencing on September 5, 2001. If no such incentive stock options exist as of any of the anniversary dates, then non-statutory stock options to purchase and aggregate of 50,000 shares of Common Stock of the Company shall be granted to Executive with an exercise price equal to the fair value of the Company's common stock at the date of grant, all of which options shall vest ratably over two years on each anniversary of the Effective Date commencing on September 5, 2001.

In addition, if the closing price of the Company's Common Stock, as quoted on the Nasdaq Bulletin Board (or other Nasdaq stock market or national stock exchange, including Over The Counter Bulletin Board or National Quotation Service Pink Sheets), is 4 times or higher than the weighted average exercise price of previously awarded options, for 10 consecutive trading days, all of Executive's stock options shall be immediately vested. All of the Executives options shall also immediately vest if the Company signs a Letter of Intent, or similar agreement, to merge with another company, to sell its common stock, its assets or licensing rights it has or will have related to the drug therapy Remune; the Executive will also receive 30,000 shares of the Company's common stock if the aforementioned (i.e., signing of Letter of Intent, etc.) occurs between September 5, 2000 and September 5, 2001. All of Executive's stock options referred to herein shall expire on September 5, 2010. The Company agrees to file a registration statement covering all of the stock options referred to herein on Form S-8 or similar registration statement on or before December 31, 2000.

     10.2 Executive shall be considered for additional grants of options, stock appreciation rights, phantom stock rights, and any similar option or securities or equity compensation when and as such grants are considered for other executives or employees of the Company.

     10.3 In the event of termination of Executive's employment as set forth in
Section 3.4, all Options, any other option or equity-based incentives subsequently granted, or any deferred or incentive compensation programs shall immediately vest.

11.  DISPUTE RESOLUTION

     The parties agree that any dispute that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive's employment with the Company, the termination of that employment, or any other dispute by and among the parties or their successors, assigns or affiliates, shall be submitted to binding arbitration in Orange County, California according to the Employment Dispute Resolution Rules and Procedures of the American Arbitration Association. This arbitration obligation extends to any and all claims that may arise by and between the parties or their successors, assigns or

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affiliates, and expressly extends to, without limitation, claims or cause of action for wrongful termination, impairment of ability to compete in the open labor market, breach or an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the applicable state constitution, the United States Constitution, and applicable state fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Labor-Management Relations Act, as amended, the Worker Retraining and Notification Act of 1988, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the California Fair Employment and Housing Act, as amended.

12.  ASSIGNMENT

     This Agreement is a personal contract, and the rights, interests and obligations of Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. Executive shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, Executive shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of Executive shall be for the sole personal benefit of Executive, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Executive; provided, however, that in the event of Executive's death, Executive's estate, legal representatives or beneficiaries (as the case may be) shall have the right to receive all of the benefits that accrued to Executive pursuant to, and in accordance with, the terms of this Agreement.

13.  SUCCESSOR

     This Agreement may be assigned by the Company to any successor interest to its business. This Agreement shall bind and inure to the benefit of the Company's successors and assigns as well.

14.  NOTICES

     All notices, requests and demands hereunder shall be in writing and delivered by hand, by mail, or by telegram, and shall be deemed given if by hand delivery, upon such delivery, and if by mail, 48 hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid and properly addressed to the party at the address set forth at the beginning of this Agreement. Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

15.  INVALID PROVISIONS

     Invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

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16.  AMENDMENT, MODIFICATION OR REVOCATION

     This Agreement may be amended, modified or revoked in whole or in part, but only by a written instrument which specifically refers to this Agreement and expressly states that it constitutes an amendment, modification or revocation hereof, as the case may be, and only if such written instrument has been signed by each of the parties to this Agreement.

17.  HEADINGS

     The headings in this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

18.  ENTIRE AGREEMENT

     This Agreement contains the entire understanding among the parties and supersedes any prior written or verbal agreements between them respecting the subject matter hereof, including, without limitation, any prior verbal or written employment agreement between Executive and the Company. Upon the effectiveness hereof, any such prior verbal or written agreements shall terminate.

     No representations or warranties of any kind or nature relating to the Company or its affiliates or their respective businesses, assets, liabilities, operations, future plans or prospects have been made by or on behalf of the Company to Executive; nor have any representations or warranties of any kind or nature been made by Executive to the Company, except as expressly set forth in this Agreement.

19.  ATTORNEYS' FEES

     If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party in such action shall be entitled to recover all costs of suit and reasonable attorneys' fees as determined by the arbitrator.

20.  FURTHER ASSURANCES

     The parties shall execute such documents and take such other action as is necessary or appropriate to effectuate the provisions of this Agreement.

21.  CONTROLLING LAW

     This Agreement shall be governed by the laws of the State of California.

22.  WAIVER

     A waiver by either party of any of the terms and conditions hereof shall not be construed as a general waiver by such party, and such party shall be free to reinstate such part or clause, with or without notice to the other party.

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23.  INDEMNIFICATION

     To the fullest extent permitted by law and the Company's Certificate of Incorporation and Bylaws, the Company shall indemnify Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses, including reasonable attorneys fees, incurred or paid by Executive in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Executive of services for, or acting as, an officer or employee of the Company or any subsidiary thereof. The Company agrees to use its best efforts to maintain directors' and officers' liability insurance.

24.  PERIODIC REVIEWS

     During January of each year during the term hereof, the Compensation Committee of the Board of Directors of the Company, when such committee is formed, shall review Executive's Annual Salary, bonus, stock options, and additional benefits then being provided to Executive. Following each such review, the Company may in its discretion increase the Annual Salary, bonus, stock options, and benefits; however, the Company shall not decrease such items during the period Executive serves as an employee of the Company. Prior to February 28th of each year during the term hereof, the Board of Directors of the Company shall communicate in writing the results of such review to Executive.

25.  CREATION OF AGREEMENT

Both parties to this Agreement recognize that each party has undertaken the creation of such Agreement and has mutually compromised in so doing. Both parties also understand that they have the right to allow their respective legal counsel to review and advise on this Agreement.

THE COMPANY:                                         EXECUTIVE:


TRINITY MEDICAL GROUP USA, INC.




By:/s/ Dr. James Namnath                            /s/ Gary E. Wilson
   -----------------------------                    ----------------------------
   Dr. James Namnath, CEO                            Gary E. Wilson, CPA


   /s/ Elizabeth S. Namnath
   --------------------------------
    Elizabeth S. Namnath, Secretary


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